Exhibit 10.22

VENATOR MATERIALS
2017 STOCK INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT
(Employee Form)

Grantee:
Date of Grant:
Non-Qualified Stock Option Grant Number:
Exercise Price Per Share:
Number of Ordinary Shares to which Option Relates:

This Agreement is made and entered into as of the Date of Grant set forth above, by and between Venator Materials PLC, a public company limited by shares and incorporated under the laws of England and Wales (the “Company”) and you;

WHEREAS, the Company in order to induce you to enter into and to continue and dedicate service to the Company and to materially contribute to the success of the Company agrees to grant you this option award;

WHEREAS, the Company adopted the Venator Materials 2017 Stock Incentive Plan, as it may be amended from time to time (the “Plan”) under which the Company is authorized to grant Non-Qualified Stock Options (the “Non-Qualified Stock Options”) to eligible service providers of the Company;

WHEREAS, a copy of the Plan has been furnished to you and shall be deemed a part of this Non-Qualified Stock Option Agreement (the “Agreement”) as if fully set forth herein; and

WHEREAS, you desire to accept the award of Non-Qualified Stock Options made pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties hereto agree as follows:

1.        The Grant.  Subject to the conditions set forth below, the Company hereby grants you, effective as of the Date of Grant, a Non-Qualified Stock Option (the “Option”) to purchase the number of Ordinary Shares of the Company as set forth above, whereby the Option, to the extent vested, in accordance with all of the terms and conditions set forth herein and in the Plan (the “Award”).  The Option is not intended to be an incentive stock option within the meaning of Section 422 of the Code.  You acknowledge receipt of a copy of the Plan, and agree that the terms and provisions of the Plan, including any future amendments thereto, shall be deemed a part of this Agreement as if fully set forth herein.  To the extent that any provision of this Agreement conflicts with the expressly applicable terms of the Plan, you acknowledge and agree that those terms of the Plan shall control and, if necessary, the applicable terms of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan.  Terms that have their initial letter capitalized, but that are not otherwise defined in this Agreement shall have the meanings given to them in the Plan.

2.        No Shareholder Rights.  The Option granted pursuant to this Agreement does not and shall not entitle you to any rights of a holder of a Share prior to the date Shares are issued to you in settlement of the Award, if at all.  Your rights with respect to the Option shall remain forfeitable at all times prior to the date on which rights become vested and the restrictions with respect to the Option lapse in accordance with Section 4 or 5.

3.        Nontransferability of Option.  Without the express written consent of the Committee, which may be withheld for any reason in its sole discretion, this Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during your lifetime only by you. The terms of the Plan and this Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.

4.        Vesting and Exercise of Option.

(a)        General. Subject to the further provisions of this Agreement, the Option shall become vested and may be exercised in accordance with the following schedule, by written notice to the Company at its principal executive office addressed to the attention of its Secretary (or such other officer or employee of the Company as the Company may designate from time to time):

Vesting Date	Percentage of Award to Vest on Vesting Date
One year anniversary of Date of Grant	1/3
Two year anniversary of Date of Grant	1/3
Three year anniversary of Date of Grant	1/3

(b)        Termination of Employment. If your employment with the Company is terminated for any reason (including without limitation on account of death, disability, or retirement), the Option, to the extent vested on the date of your termination, may be exercised at any time during the six-month period following such termination, by you or by your guardian or legal representative (or by your estate or the person who acquires the Option by will or the laws of descent and distribution or otherwise by reason of the death of you if you die during such period), but in each case only as to the vested number of Option shares, if any, that you were entitled to purchase hereunder as of the date your employment so terminates. All Option shares that are not vested on your termination of employment shall be automatically cancelled and forfeited without payment upon your termination. For purposes of this Agreement, “employment with the Company” shall include being an employee or a director of, or a consultant to, the Company or an affiliate.

(c)        Purchase Amounts. There is no minimum or maximum number of Option shares that must be purchased upon exercise of the Option. Instead, the Option may be exercised, at any time and from time to time, to purchase any number of Option shares that are then vested according to the provisions of this Agreement.

(d)        Method of Payment.  Payment of the aggregate Exercise Price for the Shares being purchased shall be by way of cash, which may be satisfied by any of the following, or a combination thereof, at your election: (i) a payment of cash; (ii) a payment by check; (iii) consideration received by the Company under a broker exercise program approved by the Company (such approval only being given by the Company if the applicable broker will comply with the Company’s preapproved exercise process and timing requirements as set forth in Schedule A); or (iv) net settlement (which shall be accomplished only pursuant to the process set forth in Schedule B).

(e)        Par Value Payment. Notwithstanding anything to the contrary within this Agreement, in addition to paying the applicable Exercise Price in accordance with Section 4(d), by accepting this Award you undertake to pay to the Company the aggregate par value of the Shares, rounded up to the nearest $0.01, to be issued to you pursuant to this Section 4 (the “Par Value Payment”). At the Company’s discretion, the Par Value Payment shall be paid to the Company pursuant to a payroll deduction of the applicable amount that shall be completed no later than the first payroll that is run following the vesting of each applicable Option, or pursuant to a cash payment made by you to the Company no later than ten (10) days following the vesting of each applicable Option.

(f)        Timing of Exercise.  Notwithstanding any of the foregoing, the Option may not be exercised on or after the earliest of the following to take place:

(i)        the date that is ten (10) years following the Date of Grant as set forth above;

(ii)       the expiry of the period of six months following a Change of Control which qualifies as such because it is (1) a court-sanctioned compromise or arrangement between the Company and its shareholders under section 899 of the Companies Act, resulting in a change of Control of the Company and/or (2) the obtaining by any Person (or group of Persons acting in concert) of Control of the Company as the result of making a general offer to (A) acquire all of the issued Ordinary Share capital of the Company, which is made on a condition that, if it is satisfied, such acquiring Person or Persons, as applicable, will have Control of the Company or (B) acquire all of the shares in the Company which are of the same class as the Ordinary Shares; and

(iii)       the expiry of the period during which any Person (or groups of Persons acting in concert) is bound or entitled under Sections 979 to 982 or Sections 983 to 985 of the Companies Act 2006 (or similar law of another jurisdiction) to acquire shares of the same class as the Ordinary Shares.

(g)        Change of Control.  Upon the occurrence of a Change of Control, the provisions of Section 6(j)(ix) of the Plan will apply.

5.        Effect of Other Agreement.  Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 5 and any employment agreement, change in control or severance arrangement entered into by and between you and the Company or its Subsidiaries, the terms of such an agreement shall control.

6.        Leave of Absence.  With respect to the Award, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be in the employ of, or providing services for, the Company, provided that rights to the Option during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.

7.        Tax Related Items.

(a)        Responsibility for Taxes. You acknowledge that, regardless of any action taken by the Company or any Subsidiaries, the ultimate liability for all income taxes, social security taxes, national insurance contributions, payroll taxes, fringe benefits taxes, or any similar taxes to the foregoing in any jurisdiction, payment on account or any other tax-related items including any interest or penalties thereon related to your participation in the Plan including, for the avoidance of doubt, in connection with the issue, acquisition, holding or sale of any Shares acquired by you in connection with the Plan (“Tax-Related Items”) for which you may be held liable under applicable law, is and remains your responsibility and may exceed the amount in respect thereof actually withheld by the Company or any Subsidiary. You further acknowledge that the Company (i) makes no representations or undertakings regarding any Tax-Related Items in connection with any aspect of this Award, including, but not limited to, the grant, vesting or settlement of this Award (or any part of this Award), the subsequent sale of Shares attributable to this Award, and (ii)  does not commit to and is under no obligation to structure the terms of the grant or any aspect of this Award to reduce or eliminate your responsibility for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)        Tax Indemnity.  You shall indemnify the Company and the Subsidiaries in respect of any Tax-Related Items for which the Company and/or any Subsidiary is or may be liable to account (or reasonably believes it is or may be liable to account).

(c)        Tax Withholding. The Company shall not settle any Award as set forth in Section 4, unless you have agreed in writing to pay any amounts under Section 7(a) or to make adequate arrangements satisfactory to the Company to satisfy all such Tax-Related Items (which, for the avoidance of doubt, shall include any employer’s (secondary) Class 1 national insurance contributions which may be recovered by the Company or a relevant Subsidiary from you under UK law). In this regard, if you do not pay the amount owed to the Company or the relevant Subsidiaries under Section 7(a) within the time period notified to you by the Company, you authorize the Company and the Subsidiaries or an agent of the Company and/or the Subsidiaries, as applicable, to satisfy your obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)        The Company may withhold a portion of the Shares otherwise issuable in settlement of this Award (or, in the case of Awards settled in cash, a portion of the cash proceeds) that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld (as determined by the Company in good faith and in its sole discretion)

with respect to this Award. For purposes of the foregoing, no fractional Shares will be withheld or issued pursuant to the vesting of this Award and the issuance of Shares or cash thereunder.

(ii)        The Company may withhold a portion of the sales proceeds from the sale of Shares acquired pursuant to this Award either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent).

(iii)       The Company or the relevant Subsidiary may withhold any amounts necessary to pay the Tax-Related Items from your salary or other amounts payable to you to the extent permissible under applicable law.

(iv)       The Company or the relevant Subsidiary may require you to submit a cash payment equivalent to the Tax-Related Items required to be withheld with respect to this Award.

(v)        The Company or the relevant Subsidiary may satisfy the Tax-Related Items by such other methods or combinations of methods as the Company may make available from time to time.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable withholding rates (as determined by the Company in good faith and its sole discretion), including maximum applicable tax rates. If the obligation for Tax-Related Items is satisfied by withholding from the Shares to be delivered upon settlement of this Award, for tax purposes, you are deemed to have been issued the full number of Shares notwithstanding that a number of Shares are held back for the purpose of paying Tax-Related Items. In the event the withholding requirements are not satisfied, no Shares or cash will be issued to you (or your estate) in settlement of this Award unless and until satisfactory arrangements (as determined by the Company in its sole discretion) have been made by you with respect to the payment of any such Tax-Related Items. By accepting the grant of this Award, you expressly consent to the methods of withholding of Tax-Related Items as provided hereunder. All other Tax-Related Items related to this Award and any Shares or cash delivered in settlement thereof are your sole responsibility.

(d)        Tax Withholding for Section 16 Officers. If you are a Section 16 officer of the Company under the U.S. Securities and Exchange Act of 1934, as amended, the Company will withhold Shares upon the settlement of the Award to cover any withholding obligations for Tax-Related Items unless the use of such withholding method is prohibited or problematic under applicable laws or otherwise may trigger adverse consequences to the Company, in which case the obligation to withhold Tax-Related Items shall be satisfied by you submitting a payment in cash or such other form as the Company deems appropriate to the Company equal to the amount of the Tax-Related Items required to be withheld.

(e)        Tax Elections.  If requested by the Company you shall, on or before the date of the receipt of any Shares related to this Award (or within any other period specified by the Company), enter into a joint election with the Company (or any relevant Subsidiary that is your employer) under section 431 of the Income Tax (Earnings and Pensions) Act 2003.

8.        Compliance with Securities Law.  Notwithstanding any provision of this Agreement to the contrary, the issuance of Shares will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Shares may then be listed.  No Shares will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed.  In addition, Shares will not be issued hereunder unless (a) a registration statement under the Securities Act is, at the time of issuance, in effect with respect to the shares issued or (b) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.  YOU ARE CAUTIONED THAT ISSUANCE OF SHARES UPON SETTLEMENT OF OPTIONS GRANTED PURSUANT TO THIS AGREEMENT MAY NOT OCCUR UNLESS THE FOREGOING CONDITIONS ARE SATISFIED.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained.  As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.  From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make Shares available for issuance. Depending on your country of residence (or country of employment, if different), you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares during such times as you are considered to have “inside information” regarding the Company (as defined by the laws of your country of residence or employment, as applicable). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions and that you should consult with your personal advisor on this matter.

9.          Legends.  The Company may at any time place legends referencing any restrictions imposed on the shares pursuant to Section 8 of this Agreement on all certificates representing shares issued with respect to this Award.

10.        Right of the Company and Subsidiaries to Terminate Services.  Nothing in this Agreement confers upon you the right to continue in the employ of or performing services for the Company or any Subsidiary, or interfere in any way with the rights of the Company or any Subsidiary to terminate your employment or service relationship at any time.

11.        Furnish Information.  You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

12.        Remedies.  The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

13.        No Liability for Good Faith Determinations.  The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Option granted hereunder.

14.        Execution of Receipts and Releases.  Any payment of cash or any issuance or transfer of Shares or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

15.        No Guarantee of Interests.  The Board and the Company do not guarantee the Shares of the Company from loss or depreciation.

16.        Company Records.  Records of the Company or its Subsidiaries regarding your period of service, termination of service and the reason(s) therefor, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

17.        Notice.  All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail.

18.        Waiver of Notice.  Any person entitled to notice hereunder may waive such notice in writing.

19.        Information Confidential.  As partial consideration for the granting of the Award hereunder, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors.  In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor weighing against the advisability of granting any such future award to you.

20.        Successors.  This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

21.        Severability.  If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

22.        Company Action.  Any action required of the Company shall be by resolution of the Board or by a person or entity authorized to act by resolution of the Board.

23.        Headings.  The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

24.        Section 409A.  With respect to any Award granted under this Agreement that is subject to the Nonqualified Deferred Compensation Rules, and notwithstanding any provisions of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Nonqualified Deferred Compensation Rules, or an exemption therefrom, and shall be interpreted, construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from the Nonqualified Deferred Compensation Rules (due to qualifying as a short-term deferral or otherwise) shall be excluded from the Nonqualified Deferred Compensation Rules to the maximum extent possible. No payment shall be made under this Agreement if such payment would give rise to taxation under the Nonqualified Deferred Compensation Rules to any person, and any amount payable under such provisions shall be paid on the earliest date permitted with respect to such provision by Nonqualified Deferred Compensation Rules and not before such date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, the Nonqualified Deferred Compensation Rules and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with the Nonqualified Deferred Compensation Rules.

25.        Data Protection. The Company and the Committee shall process your Personal Data in accordance with the provisions of Schedule C attached to this Agreement.

26.        Governing Law.  All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Delaware, without giving any effect to any conflict of law provisions thereof, except to the extent Delaware state law is preempted by federal law.  The obligation of the Company to sell and deliver Shares hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Shares.

27.        Compliance with Law. You agree to take any and all actions, and consent to any and all actions taken by the Company and its Affiliates, as may be required to allow the Company and its Affiliates to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal, regulatory and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

28.        Amendment.  This Agreement may be amended the Board or by the Committee at any time (a) if the Board or the Committee determines, in its sole discretion, that amendment is necessary or advisable in light of any addition to or change in any foreign, federal or state, tax or securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Award; or (b) other than in the circumstances described in clause (a) or provided in the Plan, with your consent.

29.        The Plan.  This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and you have set your hand as to the date and year first above written.

VENATOR MATERIALS PLC

Name: [NAME]
Title: [TITLE]

[GRANTEE NAME]

Schedule A

Broker Exercise Program

1.        Pursuant to Section 4(d)(iii) of the Agreement, you shall not be entitled to elect to pay the aggregate Exercise Price for the Shares being purchased using a broker exercise program unless approval has been given by the Company.  Such approval shall be given at the Company’s sole discretion and shall not be given in any circumstances by the Company unless the applicable broker will comply with Company’s preapproved broker exercise process and timing requirements.

2.        The sequential steps comprising the Company’s preapproved broker exercise process and timing requirements are set out below:

(a)        you shall enter into an agreement (the “Loan Agreement”) with your chosen broker (the “Broker”).  The Loan Agreement shall contain such provisions as described within paragraph 3 below;

(b)        the Broker, acting as your agent, shall pay the Exercise Price to the Company;

(c)        the Company shall issue the Shares directly to Cede & Co. (“Cede”), as nominee for The Depository Trust Company (“DTC”).  Following such issuance Cede, as nominee for DTC, shall hold the Shares on its customary terms and will credit book entry interests in such Shares to your DTC participant account or to the DTC participant account of another person who will hold such Shares for your benefit;

(d)        the Broker, acting as your agent, shall sell such number of Shares through the DTC clearance system (the “Sale Shares”) as is required to realize cash proceeds of an amount that is not less than the aggregate of (A) the Loan Amount (defined below) and (B) any Tax-Related Items for which you are liable to account to the Company in connection with the issuance of Shares following the exercise of the relevant Options;

(e)        the Broker, acting as your agent, shall apply the proceeds of the Sale Shares to:

(i)        pay any Tax-Related Items to the Company;

(ii)       repay the “Loan Amount” (being an amount equal to the aggregate of the Exercise Price and any other amounts as agreed between you and the Broker); and

(iii)      repay any balance after (i) and (ii) above to you.

3.        The Loan Agreement shall provide, inter alia, that:

A-1

(a)        prior to the exercise of your Options, the Broker will grant a loan to you of an amount equal to the Loan Amount;

(b)        the Broker shall hold the Loan Amount on your behalf, to be applied subject to your directions;

(c)        on the exercise of your Options, you shall instruct the Broker, acting as your agent, to pay such amount of the Loan Amount as is required to satisfy your obligation to pay the Exercise Price under Section 4(d) of the Agreement;

(d)        following the payment of the Exercise Price pursuant to (c) above, you shall instruct the Broker, acting as your agent, to sell the Sale Shares. The purchaser(s) of the Sale Shares shall acquire their interests in the Sale Shares only through DTC clearance system.  For the avoidance of doubt, the Broker shall not enter into any agreement, however informal, with any person in connection with the transfer of the Sale Shares prior to the issuance of the Shares to Cede, as nominee for DTC;

(e)        following the sale of the Sale Shares, you shall instruct the Broker, acting as your agent, to apply the cash proceeds of the sale of the Sale Shares to:

(i)        pay to the Company such amount as is required to satisfy your obligation to pay any Tax-Related Items under Section 7 of the Agreement;

(ii)       apply the balance after (i) above to repay the Loan Amount; and

(iii)      pay the balance, if any, after (i) and (ii) above, to you.

A-2

Schedule B

Net Settlement of Exercise Price

1.         Pursuant to Section 4(d)(iv) of the Agreement, you may elect to satisfy your obligation to pay the aggregate Exercise Price for the Shares being purchased using net settlement.  The provisions of this Schedule B establish how net settlement of the Exercise Price for this purpose shall operate.

2.        The sequential steps comprising the net settlement process are set out below:

(a)       on exercise of the Option in respect of a number of shares (the “Exercised Shares”), you shall purchase only a number of shares equal to the Net Shares and, in consideration for your surrender of the right to receive the remaining Exercised Shares, you shall be entitled to a cash payment (the “Cash Amount”) from the Company of an amount equal to the Exercise Price of the Net Shares, where “Net Shares” means the number of Shares calculated by the formula ((A-B) x C) / A, where:

(i)        “A” equals the Fair Market Value of each of the Shares at the time of exercise of the Option;

(ii)       “B” equals the Exercise Price per Share of the Option; and

(iii)      “C” equals the number of Exercised Shares;

(b)       on notifying the Company that you have elected to apply the net settlement method of the payment of the Exercise Price pursuant to Section 4(d)(iv) of the Agreement, you shall instruct the Company to retain the Cash Amount and to apply the Cash Amount, on your behalf, to pay the aggregate Exercise Price of the Net Shares; and

(c)       following payment of the Exercise Price pursuant to paragraph (b) above, the Company shall issue the Net Shares directly to Cede, as nominee for DTC.  Following such issuance Cede, as nominee for DTC, shall hold the Net Shares on its customary terms and will credit book entry interests in such Shares to your DTC participant account or to the DTC participant account of another person who will hold such Shares for your benefit.

B-1

Schedule C

Data Protection

3.         The Company and the Committee may process certain Personal Data (whether provided in any documents that you may complete in order to participate in the Plan or sourced from your employment with your employer), in connection with the Plan and an Award  For the purpose of this Schedule C, references to the “Company” shall include your employer.  This Schedule C sets out:

(a)        the Personal Data that the Company and the Committee will hold; and

(b)        the purposes for which the Company and the Committee will hold and use that Personal Data.

4.        A Participant shall be required to disclose Personal Data in order to receive an Award.  Disclosure may occur pursuant to an Award Agreement or in connection with the administrative processes used by the Company in order to populate the Award Agreement and administer the Award.  If a Participant does not disclose the Personal Data which is required by the Company or the Committee in order to comply with the Plan, the Company and the Committee may not be able to grant an Award to the Participant.

5.        The Company and the Committee may collect, use and process your Personal Data in order to administer or otherwise give effect to the Plan including for the following purposes:

(a)       to correspond with you and discuss the Plan with you;

(b)       to carry out your obligations arising from any contracts entered into between you, the Committee and/or the Company;

(c)       holding, administering and maintaining your records, including, but not limited to, details of your Awards;

(d)       to support and assist any third parties with whom the Committee or the Company may share your Personal Data to manage and administer the Plan;

(e)       to manage and administer the relationship between you and the Committee and the Company;

(f)        to comply with legal obligations of the Company and the Committee and to comply with instructions the Company and the Committee may receive from any regulatory bodies and tax authorities;

(g)       to provide information to the Company, the Committee, trustees of any employee benefit trust, registrars, brokers or any administrators of the Plan; and

(h)       to provide information to bona fide prospective purchasers or merger partners of the Company (including advisers to such prospective purchasers or merger partners), or the business in which you work.

6.        The Company and the Committee may, in order to administer or otherwise give effect to the Plan, from time to time share your Personal Data with:

(a)       any Company Affiliate or any Subsidiary of the Company that does not employ you;

(b)       advisers, brokers or registrars engaged by the Company, the Committee, and any Company Affiliate and/or any Subsidiary of the Company that does not employ you; and/or

(c)       any third parties that provide services to the Company, the Committee, and any Company Affiliate and/or any Subsidiary of the Company that does not employ you.

7.        The Company and the Committee will process your Personal Data in order to:

(a)       pursue their legitimate interests of administering, or otherwise giving effect to, the Plan; and/or

(b)       fulfill their respective obligations as necessary for the performance of a contract with you (or another Person), or in preparation of entering into a contract with you (or another Person).

8.        The Committee will not retain any of your Personal Data relating to the Plan.  Any of your Personal Data relating to the Plan will be stored by the Company until termination of the Plan.

9.        Where the Company and/or the Committee share your Personal Data with, or transfer  it to, any person and that person is located outside the European Economic Area, the Company and/or the Committee will ensure that there are in place adequate safeguards for such information, including, entering into model contract clauses which have been approved by the European Commission.  Copies of such agreements can be obtained by request from Nina Nandelstaedt at the Company.

10.       The privacy compliance manager for the Company (and contact details) are: Nina Nandelstaedt (email: Nina_Nandelstaedt@venatorcorp.com; telephone: +49 20 6622 2206).

11.       You have a number of rights in respect of the use by the Company and the Committee of your Personal Data.  These include:

(a)        the right to object to direct marketing;

(b)       the right (subject to certain exclusions) to receive a copy of Personal Data held by the Committee and the Company; and

(c)        from 25 May 2018, the following rights:

(i)        the right to be forgotten;

(ii)       the right to restrict the use of your Personal Data by the Company and the Committee;

(iii)      the right to object to the way your Personal Data is used; and

(iv)      the right to object to profiling and automated decision making.

12.       If you would like any further information about your rights or how to exercise them, you should contact Nina Nandelstaedt.

13.       If you are unhappy about the use of your Personal Data by the Company or the Committee, you may make a complaint to the Information Commissioner.  Further information can be found at https://ico.org.uk.